Exhibit 99.2
FOR IMMEDIATE RELEASE
Brookdale Executes Term Sheet for $417 Million Mortgage Loan
Nashville, TN., June 7, 2011 — Brookdale Senior Living Inc. (NYSE: BKD) (“the Company”) announced today that it has entered into a term sheet and is engaged in negotiations with Oak Grove Capital for an approximately $417.0 million mortgage loan, which is expected to close in July 2011. The Company anticipates that 75% of the proposed loan will bear interest at a fixed rate of approximately 4.11%, with the remaining 25% bearing interest at a variable rate of 30 day LIBOR plus a margin of 187 basis points. The contemplated loan would be secured by mortgages, at an estimated 55% loan to value ratio, on certain of the Company’s communities and would mature in 2018.
The proceeds from the proposed loan, together with the net proceeds from the recently announced convertible senior notes offering and cash on hand, will be used to repay approximately $628.1 million of mortgage debt due in 2012 and $84.1 million of mortgage debt due in 2013. As a result, after giving effect to the proposed transactions, the Company would not have any mortgage debt maturities until 2013, other than periodic, scheduled principal amortization.
The consummation of the proposed refinancing is subject to the satisfaction of various contingencies and conditions. There can be no assurance that the refinancing transaction will be consummated or, if it is, that it will be consummated on the terms described above.
“By using the combination of low-leverage mortgage debt and convertible notes, we will be able to extend the maturities of all of our mortgage debt maturing in 2012 and a portion of our 2013 maturities at a very low effective interest rate, add liquidity by freeing assets to place into our line of credit, retain flexibility to pursue opportunities in the future, and access a new source of capital. We anticipate that the blended rate for the mortgage financing will initially be between 3.50% and 3.75%, and that the combined transactions will reduce our exposure to variable rate debt by approximately $340.9 million. We also plan to include within the mortgage loan the ability to pursue the objectives of our Program Max initiative to maximize the market position of the various communities securing the loan,” commented Bill Sheriff, Brookdale Senior Living’s Chief Executive Officer.
About Brookdale Senior Living
Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States. The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. The Company owns and operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 558 communities in 33 states and the ability to serve over 51,000 residents as of March 31, 2011.

Safe Harbor
Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, all statements concerning the proposed refinancing (including the timing and terms thereof) and all statements concerning the proposed offering of convertible senior notes. Words such as “expect(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. We can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, the risk that we may not be able to satisfy the conditions and successfully complete the refinancing transaction or notes offering (or on the terms presently anticipated); and other risks detailed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.
Contact:
Brookdale Senior Living Inc.
Ross Roadman 615-564-8104